EXHIBIT 10.1

PAYMENT AGREEMENT AND GENERAL RELEASE

THIS PAYMENT AGREEMENT AND GENERAL RELEASE (this “Agreement”) is made and entered into as of April 11, 2002 by and among U-C Holdings, L.L.C., a Delaware limited liability company (“Holdings”), CTN Media Group, Inc., a Delaware corporation (the “Company”), and Neil H. Dickson (“Executive”).  Holdings, the Company and Executive are sometimes referred to herein as the “Parties.”  Unless otherwise provided herein, capitalized terms shall have the meanings set forth in that certain Fifth Amended and Restated Limited Liability Company of U-C Holdings, L.L.C. (as amended from time to time, the “LLC Agreement”), dated April 5, 2001, by and among the members of Holdings.

Effective as of April 14, 2002 (the “Termination Date”), Executive will no longer be employed by the Company, and the Parties have agreed to the terms set forth herein with respect to such termination.  This Agreement will become effective upon the Effective Date (as defined below). The Company shall have no obligations to make payments to Executive under this Agreement prior to the Effective Date (as defined below).

Executive holds 275 Class A Management Units of Holdings (collectively referred to as the “Executive Securities”).

In consideration of the mutual covenants and agreements made herein, and of the mutual benefit derived hereby, the Parties, intending to be legally bound, hereby agree as follows:

TERMINATION

1.             Termination of Employment; Severance.

(a)           Effective as of the Termination Date, Executive will no longer be employed by the Company, and the Parties hereby waive the notice provisions set forth in that certain Employment Agreement dated April 15, 2000, as amended on February 1, 2001 among Holdings, the Company and Executive (the “Employment Agreement”).

(b)           Except (i) as required by law, (ii) as specifically provided in this Section 1, (iii) for the payment of earned but unpaid Base Salary (as defined in the Employment Agreement) through the Termination Date and (iv) for the payment of incurred but unreimbursed expenses that have been previously submitted to and approved by the Company, through the Termination Date, all of the Company’s obligations under the Employment Agreement (including, but not limited to, with respect to making payments or providing any other benefits) shall terminate automatically as of the Termination Date.

(c)           Executive has obtained new employment (at the request of Holdings and the Company) at a salary expected to be less than his Base Salary.  Accordingly, during the Termination Period (as defined below), the Company hereby agrees to pay to Executive, in accordance with the standard payroll policies and practices of the Company from time to time, an aggregate amount per month equal to the excess, if any, of (i) the portion of Executive’s Base

Salary which would have been owing to Executive at such time had Executive remained employed by the Company over (ii) the portion of Estimated Income (as defined below) to which Executive is entitled at such time.  Promptly following the end of each Payment Period (as defined below), Executive shall certify as to the amount of his Actual Income for such Payment Period and provide such other information as reasonably requested by the Company.  Within 30 days after Executive’s Actual Income is finally determined and Executive has certified as to the amount of his Actual Income, either (I) the Company shall pay to Executive an amount, if any, equal to the lesser of (A) the excess, if any, of Estimated Income over Actual Income for such period and (B) the excess, if any, of Base Salary over Actual Income for such period, or (II) Executive shall pay to the Company, to the extent Executive has received payments from the Company, an amount, if any, equal to the lesser of (A) the excess, if any, of Actual Income over Estimated Income for such period and (B) the excess, if any, of Base Salary over Estimated Income for such period.  The Company shall have the right to reduce future monthly payments to Executive up to and to the extent Executive fails to pay to the Company amounts due (if any) under clause (II) above.  The “2002 Payment Period” shall be the period from April 15, 2002 to January 31, 2003.  The “2003 Payment Period” shall be the period from February 1, 2003 to January 31, 2004.  The “2004 Payment Period” shall be the period from February 1, 2004 to April 14, 2004.  The 2002 Payment Period, 2003 Payment Period and 2004 Payment Period are collectively referred to herein as the “Payment Periods.”  The Parties acknowledge that Executive’s Base Salary with respect to each Payment Period is in accordance with Schedule A.

(d)           The Parties acknowledge that the Company intends to retain Executive and Executive’s law firm as its counsel for all matters for which Executive’s law firm is qualified (as determined in good faith by the Company’s board of directors); it being understood that the Company will receive competitive pricing from Executive’s law firm and such retention will be at all times subject to the Company’s satisfaction with such law firm’s performance, as determined in good faith by the Company’s board of directors.  Further, the Parties acknowledge that Executive may undertake legal representation of Jason Elkin or an entity formed by Mr. Elkin.  Although the Parties do not believe that there is currently a conflict of interest in said representation, a potential conflict or an appearance of a conflict may exist.  The Company and Holdings agree to Executive’s representation of Mr. Elkin or an entity formed by Mr. Elkin, and waive and such potential conflict; provided however, Executive shall not represent Mr. Elkin in a matter against or otherwise adverse to the Company or any of its affiliates, including Holdings, Willis Stein & Partners and any of their affiliates.

(e)           Notwithstanding the foregoing, during the Termination Period, Executive shall be entitled, at the Company’s expense, to elect COBRA under the Company’s health, dental and vision plan.

(f)            Effective as of the Closing Date, Executive agrees that Sections 8, 9, 10, 11, 12, 13, 14, 15, 16, 18, 19 and 20 of the Employment Agreement (as amended by this paragraph, the “Surviving Provisions”) shall remain in full force and effect except that the term “Employment Period,” where used therein, shall be read as “Termination Period” (as defined below).  Executive agrees and acknowledges that, in the event of a breach by Executive of Section 8, 9 or 10 of the Employment Agreement, Executive shall no longer be entitled to receive any payments or benefits hereunder.  Notwithstanding the foregoing, the Parties acknowledge that Executive’s legal representation of companies, even if competitive with the

Company, shall not be in violation of Section 10 of the Employment Agreement provided that Executive is not an employee, officer, director or manager of, a partner in, or a holder of more than 2% of the equity interests of, a competitor of the Company; it being understood that this acknowledgement shall not be deemed a waiver by any of the Parties of Executive’s obligations under Section 10 of the Employment Agreement.

(g)           On the Effective Date, the Company shall transfer ownership to Executive of the laptop computer currently utilized by Executive.

(h)           The following terms have the meanings set forth below:

                                                                                (i)            “Actual Income” means the aggregate amount of gross income, including all payments, in whatever form, in the nature of compensation (including, without limitation, guaranteed payments or distributive shares of income from a partnership (determined on the basis of book income where book income differs from taxable income), salary, bonus, profit-sharing and fringe benefits (excluding firm and department retreats and parties, malpractice insurance and other insurance benefits provided to all employees of the same class, reimbursement or payment of parking, meal and other similar work–related expenses, reimbursable expenses or payment for equipment, tools and supplies, cafeteria plans funded by Executive and seminar fees)) to which Executive is entitled from his employment with any person or entity during a Payment Period (including, without limitation, any taxes and other amounts withheld with respect to the foregoing).

                                                                                (ii)           “Estimated Income” means, with respect to any Payment Period, the Parties mutually agreed estimate of what Executive’s Actual Income will be for such period (as adjusted in good faith by the Parties to reflect significant changes in Executive’s compensation during any such Payment Period).  The Parties agree that Executive’s Estimated Income with respect to the 2002 Payment Period will be $197,916.64.  If the Parties cannot agree on the determination of Executive’s Estimated Income following the 2002 Payment Period, so long as Executive is employed by Executive’s new law firm, then the Parties agree that Executive’s Estimated Income will be $250,000.00 with respect to the 2003 Payment Period and $52,083.33 with respect to the 2004 Payment Period.

                                                                                (iii)          “COBRA” means the Consolidated Omnibus Reconciliation Act of 1985, as amended from time to time.

                                                                                (iv)          “Termination Period” means the period commencing on the Effective Date and ending on the April 14, 2004.

PURCHASE OF EXECUTIVE SECURITIES

2.             Purchase and Sale of Executive Securities.

(a)           On the terms set forth herein, Executive hereby agrees to sell to Holdings, and Holdings hereby agrees to purchase from Executive, 175 Class A Management Units (the “Repurchased Executive Securities”) free and clear of all Encumbrances (as defined below) and all rights with respect thereto. The Company and Holdings agree that the repurchase option shall be terminated with respect to, and shall not apply to, the 100 Class A Management Units (the “Retained Executive Securities”) retained by Executive.  The purchase price for the Repurchased Executive Securities shall be $175.

(b)           At the closing of the purchase and sale of the Repurchased Executive Securities (the “Closing”), Holdings will purchase the Repurchased Executive Securities.  The Closing shall take place at the Company’s offices on the Effective Date (the date that the Closing occurs is referred to as the “Closing Date”), or at such other place as may be mutually agreeable to the parties hereto.

(c)           Executive acknowledges that he has had an opportunity to ask questions and receive answers concerning the terms and conditions of the sale of, and the value of, the Repurchased Executive Securities, and has had full access to such financial or other information concerning the Company and Holdings as he has requested.  Neither the Company nor Holdings makes any representation or warranty regarding the value of the Repurchased Executive Securities.

MUTUAL RELEASES

3.             Mutual Releases.

(a)           In consideration of the payments and covenants of Holdings and the Company set forth herein, Executive (on behalf of himself and his respective heirs, assigns or executors) hereby releases Holdings, the Company, and their respective predecessors, successors and assigns, and their respective present and former direct or indirect affiliates, shareholders, subsidiaries, officers, directors, partners, members, managers, employees, agents and attorneys (collectively, the “Releasees”) from any and all claims, actions, lawsuits, obligations, agreements, contracts, commitments and liabilities which exist or may exist of any kind whatsoever, whether known or unknown (collectively, “Claims”), which Executive (including any heirs, assigns or executors) now has or may in the future have against any of the Releasees which relate in any way to Executive’s employment with the Company, Executive’s ownership of the Executive Securities or otherwise relate to Executive’s association with any of the Releasees prior to the Effective Date; provided that “Claims” shall not include, and this Section 3(a) shall not be deemed a release of, any obligations of Holdings or the Company expressly set forth in this Agreement or in the LLC Agreement with respect to the Retained Executive Securities. Notwithstanding the foregoing, Executive shall be entitled to the benefits of the indemnity provided by the LLC Agreement and the Company’s certificate of incorporation or bylaws as of the date hereof, and any subsequent changes to the certificate of incorporation or bylaws enlarging or reducing the indemnity granted to Executive shall not affect the rights of Executive existing as of the date hereof.

(b)           In consideration of the covenants of Executive set forth herein, Holdings, the Company and Willis Stein & Partners, L.P. each hereby releases Executive from any and all Claims which Holdings and/or the Company (including their respective predecessors, successors and assigns, and their respective present and former direct or indirect subsidiaries) and/or Willis Stein & Partners, L.P. (also referred to as “Releasees”) now has or may in the future have against

Executive which relate in any way to Executive’s employment with the Company, Executive’s ownership of the Repurchased Executive Securities or otherwise relate to Executive’s association with any of the Company or Holdings prior to the Effective Date; provided that “Claims” shall not include, and this Section 3(b) shall not be deemed a release of, any obligations of Executive expressly set forth in this Agreement, the LLC Agreement or the Surviving Provisions of the Employment Agreement (as amended hereby).

(c)           By entering into this Agreement, each of the Parties intends that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. Each of the Parties expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims.  Each of the Parties acknowledges and agrees that the provisions hereof are reasonable in context and scope and that this waiver is an essential and material term of this Agreement and without such waiver the Parties would not have made the promises described in this Agreement.

(d)           Each of the Parties further agrees that in the event such Party brings its own Claim in which it seeks damages against the Releasees or in the event such Party seeks to recover against any other Party or any of the Releasees in any Claim brought by a governmental agency on such person’s behalf, the releases set forth in this Agreement shall serve as a complete defense to such Claims.

(e)           Executive acknowledges that the Company has provided Executive at least twenty-one (21) days to decide whether to execute this Agreement.  Executive understands he has up to seven (7) days to revoke this Agreement after its execution, and that this Agreement, including the release and waiver in Section 3(a) above, shall not be effective and enforceable until the eighth day following its execution provided that Executive has not revoked this Agreement prior to such time (the “Effective Date”).  Executive hereby agrees and acknowledges that the Company shall have no obligations to make payments to him hereunder unless and until the Effective Date occurs.

REPRESENTATIONS AND WARRANTIES

4.             Representations and Warranties of Executive.  Executive represents and warrants to Holdings and the Company as follows:

(a)           Authorization.  Executive has the power and capacity to execute and deliver this Agreement, to perform fully his obligations hereunder and to consummate the actions contemplated hereby.  Executive has duly executed and delivered this Agreement and this Agreement is a legal, valid and binding obligation of Executive, enforceable against Executive in accordance with its terms, except as such enforceability may be limited by (a) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally and (b) applicable equitable principles (whether considered in a proceeding at law or in equity).

(b)           Ownership of the Executive Securities.  All of the Executive Securities are owned of record and beneficially by Executive, and Executive has good and marketable title to such Executive Securities, free and clear of any security interests, claims, liens, options, pledges, charges, encumbrances, voting trusts, proxies or other restrictions of any kind whatsoever (“Encumbrances”).  Executive shall transfer to Holdings good and marketable title to the Repurchased Executive Securities.

(c)           Executive’s Understanding; Instruction to Consult Counsel.  Executive acknowledges that he understands the contents of this Agreement, that he is competent to enter into this Agreement and that he had been advised to consult, and has consulted, with an attorney concerning this Agreement, and that his signature has not been obtained by duress.

(d)           Return of Confidential Information, Etc.  In accordance with Section 8 of the Employment Agreement, Executive shall deliver on or prior to the Termination Date to the Company all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents (and copies thereof) relating to Confidential Information, Work Product (as such terms are defined in the Employment Agreement) or the business of Holdings, the Company or any Subsidiary which he possesses or has under his control; provided however that, Executive shall retain copies of legal files necessary for Executive’s representation of the Company.

5.             Representation and Warranty of the Company and Holdings.  Each of the Company and Holdings represents and warrants to Executive that the Company and Holdings have the power and authority to execute and deliver this Agreement, to perform fully their obligations hereunder and to consummate the actions contemplated hereby. Each of the Company and Holdings has duly executed and delivered this Agreement and this Agreement is a legal, valid and binding obligation of the Company and Holdings enforceable against the Company and Holdings in accordance with its terms, except as such enforceability may be limited by (a) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally and (b) applicable equitable principles (whether considered in a proceeding at law or in equity).

MISCELLANEOUS

6.             Nondisparagement.  Each Party agrees that it will not make negative or disparaging comments regarding each other, except as may be required under law.

7.             Survival of Representations and Warranties.  All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the transfer of the Repurchased Executive Securities hereunder.

8.             Governing Law.  This Agreement will be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

9.             Further Assurances; Assistance and Cooperation.  After the execution hereof, as and when requested by Holdings, Executive shall, without further consideration, execute and deliver all such instruments of conveyance and transfer and shall take such further actions as may be reasonably necessary in order to confirm the transfer of the Repurchased Executive Securities to Holdings and the other matters provided herein.  Further, Executive agrees to reasonably assist and cooperate with the Company and Holdings and their attorneys and advisors in connection with any litigation, arbitration or other proceeding involving the Company, Holdings or any of the Releasees (including, without limitation, all currently pending litigation); provided that the Company shall reimburse Executive for any reasonable travel or other incidental out-of-pocket expenses incurred by Executive in connection with the provision of such assistance subject to prior approval by the Company of the incurrence of such expenses.

10.           Complete Agreement.  This Agreement constitutes the entire agreement between the Parties hereto regarding the subject matter of this Agreement and supersedes and preempts any prior understandings, agreements or representations, written or oral, which may have related to the subject matter hereof.

11.           Headings.  The headings used in this Agreement are for the purpose of reference only and will not affect the meaning or interpretation of any provision of this Agreement.

12.           Counterparts.  The Parties may execute this Agreement in separate counterparts (no one of which need contain the signatures of all Parties), each of which will be an original and all of which together will constitute one and the same instrument.

13.           Remedies.  Each of the Parties will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including attorney’s fees) caused by any breach of any provision of this Agreement, and to exercise all other rights existing in its favor.  The Parties agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any Party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement and/or the Surviving Provisions of the Employment Agreement.

14.           Arbitration.  Except as set forth in Section 13, any controversy or claim arising out of or relating to this Agreement shall be settled exclusively by final and binding arbitration in accordance with the rules of the American Arbitration Association and shall take place in Delaware. Judgment upon the arbitration award may be enforced in any court having jurisdiction thereover. The Party against whom any proceeding hereunder is finally resolved shall bear the costs of (a) each Party’s respective attorneys, witnesses and experts in connection with such arbitration and (b) the arbitrator.

15.           Successors and Assigns.  This Agreement shall bind and inure to the benefit of and be enforceable by each of the Parties and their respective successors, heirs, executors and assigns.

16.           No Admission.  This Agreement, and any negotiations or discussions connected with it, shall not, in any event or respect, constitute or be construed as, or be deemed to be evidence of, an admission of, or concession of, any wrongdoing by any Party.  The Parties acknowledge, understand and agree that the fact of, terms of, and negotiations and discussions leading up to this Agreement are covered by Federal Rule of Evidence 408, and any state law equivalents, as offers of compromise, and thus are not evidence and may not be used or referred to in any litigation, except to enforce this Agreement and its terms.

17.           No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

18.           Press Release.  Any press release or public announcement regarding this Agreement or the termination of Executive’s employment shall be in a form mutually acceptable to the Parties, except as required by law.

19.           D&O Insurance.  The Company agrees to continue through the Termination Period, at a reasonable cost to the Company, Executive’s coverage under its director and officer insurance policy with respect to the period during which Executive was an officer of the Company and to the extent permitted by such policy.

20.           Severability.  Should any provision of this Agreement adjudged to any extent invalid by any court or tribunal of competent jurisdiction or arbitrator, each provision shall be deemed modified to the minimum extent necessary to render it enforceable.

*              *              *              *

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year first above written.

/s/ Neil H. Dickson
Neil H. Dickson

U-C HOLDINGS, L.L.C.

By: WILLIS STEIN & PARTNERS, L.P.
Its: Managing Member

By: Willis Stein & Partners, L.L.C.
Its: General Partner

By:	/s/ Avy H. Stein
Its:	Managing Director

CTN MEDIA GROUP, INC.

By:	/s/ Pat Doran
Name:	Pat Doran
Its:	Chief Financial Officer

(SIGNATURE PAGE TO PAYMENT AGREEMENT AND GENERAL RELEASE)

Solely with respect to Section 3 of this Agreement,

agreed to on this           day of April, 2002 by:

WILLIS STEIN & PARTNERS, L.P.

By: Willis Stein & Partners, L.L.C.
Its: General Partner

By:	/s/ Avy H. Stein
Its:	Managing Director

SCHEDULE A

PRORATED BASE SALARY

April 15, 2002 to April 30, 2002	$17,645.84
May 2002	$35,291.67
June 2002	$35,291.66
July 2002	$35,291.67
August 2002	$35,291.66
September 2002	$35,291.67
October 2002	$35,291.66
November 2002	$35,291.67
December 2002	$35,291.66
January 2003	$35,291.67
February 2003	$35,291.66
March 2003	$35,291.67
April 1, 2003 to April 14, 2003	$17,645.84
April 15, 2003 to April 30, 2003	$19,410.41
May 2003	$38,820.83
June 2003	$38,820.84
July 2003	$38,820.83
August 2003	$38,820.84
September 2003	$38,820.83
October 2003	$38,820.84
November 2003	$38,820.83
December 2003	$38,820.84
January 2004	$38,820.83
February 2004	$38,820.84
March 2004	$38,820.83
April 1, 2004 to April 14, 2004	$19,410.41